Exhibit 99.1

DANAHER REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
WASHINGTON, D.C., January 28, 2021 -- Danaher Corporation (NYSE: DHR) (the “Company”) today announced results for the fourth quarter and full year 2020. All results in this release reflect only continuing operations unless otherwise noted.
For the quarter ended December 31, 2020, net earnings were $1.2 billion, or $1.66 per diluted common share which represents a 55.0% year-over-year increase from the comparable 2019 period.
Non-GAAP adjusted diluted net earnings per common share for the fourth quarter 2020 were $2.08 which represents a 62.5% increase over the comparable 2019 period. For the fourth quarter 2020, revenues increased 39.0% year-over-year to $6.8 billion, with 15.5% non-GAAP core revenue growth including Cytiva.
For the full year 2020, net earnings were $3.6 billion, or $4.89 per diluted common share which represents a 50.0% year-over-year increase. Non-GAAP adjusted diluted net earnings per common share for 2020 were $6.31 per share, which represents a 43.0% increase over the comparable 2019 amount. Revenues for the full year 2020 increased 24.5% to $22.3 billion, with 9.5% non-GAAP core revenue growth including Cytiva.
Operating cash flow for the full year 2020 was $6.2 billion, representing a 70.0% increase year-over-year, and non-GAAP free cash flow was $5.4 billion, representing a 79.0% increase year-over-year.
For the first quarter 2021 the Company anticipates that non-GAAP core revenue growth including Cytiva will be in the mid to high-teens range.
For the full year 2021, the Company anticipates non-GAAP core revenue growth including Cytiva will be in the low-double digit range.
Rainer M. Blair, President and Chief Executive Officer, stated, “For the full year 2020, we achieved nearly 10% core revenue growth including Cytiva, strong margin expansion, and more than $5 billion of free cash flow. But our financial results only tell part of the story. Despite many unforeseen challenges as a result of the COVID-19 pandemic, our team turned the challenges we faced into impactful opportunities to support our customers and the global community. We’re proud to play a pivotal role in the fight against COVID-19, and our 2020 results are a testament to our team’s commitment and perseverance.”
Blair added, “2020 was also a transformative year for Danaher with the addition of Cytiva—the largest acquisition in our Company’s history and one that has strengthened our position as a global science and technology leader. Going forward, we believe the combination of our portfolio, innovative team, and strong balance sheet—all powered by the Danaher Business System—positions us to deliver sustainable, long-term shareholder value for many years to come.”
Danaher will discuss its results during its quarterly investor conference call today starting at 8:00 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website, www.danaher.com, under the subheading “Events & Presentations.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 866-503-8675 within the U.S. or by dialing +1 786-815-8792 outside the U.S. a few minutes before the 8:00 a.m. ET start and telling the operator that you are dialing in for Danaher’s earnings conference call (access code 7971317). A replay of the conference call will be available shortly after the conclusion of the call and until February 11, 2021. You can access the replay dial-in information on the “Investors” section of Danaher’s website under the subheading “Events & Presentations.” In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Quarterly Earnings.”
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in the demanding and attractive health care, environmental and applied end-markets. With more than 20 operating companies, Danaher’s globally diverse team of approximately 69,000 associates is united by a common culture and operating system, the Danaher Business System, and its Shared Purpose, Helping Realize Life’s Potential. For more information, please visit www.danaher.com.

NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. Calculations of these measures, the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures, as applicable, and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding the Company's anticipated financial performance for the first quarter and full year 2021, role in the fight against COVID-19, positioning to deliver long-term shareholder value and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the highly uncertain and unpredictable severity, magnitude and duration of the COVID-19 pandemic (and the related governmental, business and community responses thereto) on our business, results of operations and financial condition, Danaher's ability to successfully integrate the operations and employees of the Biopharma business Danaher acquired from General Electric Company (now known as Cytiva) with Danaher's existing business, the ability to realize anticipated financial, tax and operational synergies and benefits from such acquisition, Cytiva's performance and maintenance of important business relationships, the impact of our debt obligations (including the debt incurred to finance the acquisition of Cytiva) on our operations and liquidity, deterioration of or instability in the economy, the markets we serve and the financial markets (including as a result of the COVID-19 pandemic), developments and uncertainties in U.S. policy stemming from the U.S. administration, such as changes in U.S. trade and tariff policies and the reaction of other countries thereto, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our compliance with applicable laws and regulations (including regulations relating to medical devices and the health care industry), the results of our clinical trials and perceptions thereof, our ability to effectively address cost reductions and other changes in the health care industry, our ability to successfully identify and consummate appropriate acquisitions and strategic investments and successfully complete divestitures and other dispositions, our ability to integrate the businesses we acquire and achieve the anticipated benefits of such acquisitions, contingent liabilities relating to acquisitions, investments and divestitures (including tax-related and other contingent liabilities relating to past and future IPOs, split-offs or spin-offs), security breaches or other disruptions of our information technology systems or violations of data privacy laws, the impact of our restructuring activities on our ability to grow, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, changes in tax laws applicable to multinational companies, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, the rights of the United States government to use, disclose and license certain intellectual property we license if we fail to commercialize it, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, our relationships with and the performance of our channel partners, uncertainties relating to collaboration arrangements with third-parties, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, the impact of deregulation on demand for our products and services, labor matters, international economic, political, legal, compliance and business factors (including the impact of the United Kingdom's separation from the EU and remaining uncertainty relating to the terms of such separation), disruptions relating to man-made and natural disasters (including pandemics such as COVID-19) and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2019 Annual Report on Form 10-K and our first, second and third quarter 2020 Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
CONTACT
Matthew E. Gugino
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Adjusted Diluted Net Earnings Per Common Share from Continuing Operations 1

	Three-Month Period Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Diluted Net Earnings Per Common Share from Continuing Operations (GAAP)	$1.66	$1.07	$4.89	$3.26
Pretax amortization of acquisition-related intangible assets A	0.45	0.21	1.55	0.85
Pretax acquisition-related fair value adjustments to inventory and deferred revenue, incremental transaction costs deemed significant and integration preparation costs, in each case related to the acquisition of Cytiva B	0.06	0.04	0.77	0.13
Loss on early extinguishment of debt C	0.04	0.01	0.04	0.01
Loss on partial settlement of a defined benefit plan D	—	0.01	—	0.01
Pretax impairment charges related to a facility in the Diagnostics segment in the first quarter of 2020, trade name and other intangible assets in the Environmental & Applied Solutions segment in the first quarter of 2020 and trade names in the Environmental & Applied Solutions segment in the third of quarter 2020 E	—	—	0.03	—
Pretax fair value (gains) and losses on the Company's equity and limited partnership investments F	(0.04)	—	(0.02)	—
Gain on the sale of certain product lines in the Life Sciences segment in the second quarter of 2020 G	—	—	(0.62)	—
Tax effect of all adjustments reflected above H	(0.10)	(0.05)	(0.27)	(0.17)
Discrete tax adjustments and other tax-related adjustments I	—	(0.02)	(0.12)	0.29
Declared dividends on the MCPS assuming “if-converted” method J	0.01	0.01	0.06	0.04
Adjusted Diluted Net Earnings Per Common Share from Continuing Operations (Non-GAAP)	$2.08	$1.28	$6.31	$4.42
1 Each of the per share adjustment amounts above have been calculated assuming the Mandatory Convertible Preferred Stock (“MCPS”) had been converted into shares of common stock.
Adjusted Average Common Stock and Common Equivalent Diluted Shares Outstanding
(shares in millions)

	Three-Month Period Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Average common stock and common equivalent shares outstanding - diluted	724.5	726.3	718.7	725.5
Converted shares [2]	19.6	11.0	17.1	9.7
Adjusted average common stock and common equivalent shares outstanding - diluted	744.1	737.3	735.8	735.2
2    The number of converted shares assumes the conversion of all MCPS and issuance of the underlying shares applying the “if-converted” method of accounting and using an average 20 trading-day trailing volume weighted average price (“VWAP”) of $223.43 and $150.10 as of December 31, 2020 and December 31, 2019, respectively.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Core Sales Growth and Core Sales Growth Including Cytiva

	% Change Three-Month Period Ended December 31, 2020 vs. Comparable 2019 Period	% Change Year Ended December 31, 2020 vs. Comparable 2019 Period
Total sales growth (GAAP)	39.0%	24.5%
Impact of:
Acquisitions/divestitures	(24.5)%	(18.0)%
Currency exchange rates	(2.5)%	—%
Core sales growth (non-GAAP)	12.0%	6.5%
Impact of Cytiva sales growth (net of divested product lines)	3.5%	3.0%
Core sales growth including Cytiva (non-GAAP)	15.5%	9.5%
Forecasted Core Sales Growth and Core Sales Growth Including Cytiva 3

	% Change Three-Month Period Ending April 2, 2021 vs. Comparable 2020 Period	% Change Year Ending December 31, 2021 vs. Comparable 2020 Period
Core sales growth (non-GAAP)	+High-single to low-double digit	+High-single to low-double digit
Impact of Cytiva sales growth (net of divested product lines)	>500 bps	>100 bps
Core sales growth including Cytiva (non-GAAP)	+Mid to high-teens	+Low-double digit
3    We do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.
Free Cash Flow from Continuing Operations
($ in millions)

	Year Ended		Year-over-Year Change
	December 31, 2020	December 31, 2019
Cash Flows from (used in) Continuing Operations:
Operating Cash Flows from Continuing Operations (GAAP)	$6,215	$3,657
Investing Cash Flows used in Continuing Operations (GAAP)	$(21,239)	$(1,166)
Financing Cash Flows from Continuing Operations (GAAP)	$1,006	$16,589

Free Cash Flow from Continuing Operations:
Operating Cash Flows from Continuing Operations (GAAP)	$6,215	$3,657	~ 70.0%
Less: payments for additions to property, plant and equipment (capital expenditures) from continuing operations (GAAP)	(791)	(636)
Plus: proceeds from sales of property, plant and equipment (capital disposals) from continuing operations (GAAP)	2	13
Free Cash Flow from Continuing Operations (Non-GAAP)	$5,426	$3,034	~ 79.0%
We define free cash flow as operating cash flows from continuing operations, less payments for additions to property, plant and equipment from continuing operations (“capital expenditures”) plus the proceeds from sales of plant, property and equipment from continuing operations (“capital disposals”).

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

Notes to Reconciliation of GAAP to Non-GAAP Financial Measures
A    Amortization of acquisition-related intangible assets in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

	Three-Month Period Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Pretax	$336	$156	$1,138	$625
After-tax	270	125	915	504
B    Pretax costs incurred for fair value adjustments to inventory and deferred revenue related to the acquisition of Cytiva in the three-month period ended December 31, 2020, ($49 million pretax as reported in this line item, $39 million after-tax) and fair value adjustments to inventory and deferred revenue, transaction costs deemed significant and integration preparation costs related to the acquisition of Cytiva for the year ended December 31, 2020, ($568 million pretax as reported in this line item, $450 million after-tax). Pretax costs incurred for transaction costs deemed significant and integration preparation costs related to the acquisition of Cytiva in the three-month period ended December 31, 2019, ($30 million pretax as reported in this line item, $27 million after-tax) and the year ended December 31, 2019, ($93 million pretax as reported in this line item, $84 million after-tax). The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.
C    Loss on early extinguishment of debt resulting from “make-whole” payments associated with the retirement of the 2022 Euronotes ($26 million pretax as reported in this line item, $20 million after-tax) in both the three-month period and year ended December 31, 2020 and the 2020 U.S. Notes and the 2020 Assumed Pall Notes ($7 million pretax as reported in this line item, $5 million after-tax) in both the three-month period and year ended December 31, 2019.
D    Loss on partial settlement of a defined benefit plan resulting from the transfer of a portion of Danaher's non-U.S. pension liabilities to a third party ($7 million pretax as reported in this line item, $6 million after-tax) in both the three-month period and year ended December 31, 2019.
E    Pretax impairment charges related to a facility in the Diagnostics segment, trade name and other intangible assets in the Environmental & Applied Solutions segment in the first quarter of 2020 ($8 million pretax as reported in this line item, $6 million after-tax) and trade names in the Environmental & Applied Solutions segment in the third quarter of 2020 ($14 million pretax as reported in this line item, $11 million after-tax).
F    Pretax fair value (gains) and losses on the Company's equity and limited partnership investments recorded in the three-month period ($31 million pretax as reported in this line item, $24 million after-tax) and year ended December 31, 2020 ($18 million pretax as reported in this line item, $14 million after-tax).
G    Pretax gain on the sale of certain product lines in the Life Sciences segment in the year ended December 31, 2020 ($455 million pretax as reported in this line item, $305 million after-tax).
H    This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of each adjustment item by applying Danaher’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment. The MCPS dividends are not tax deductible and therefore the tax effect of the adjustments does not include any tax impact of the MCPS dividends.
I    Discrete tax adjustments and other tax-related adjustments for the year ended December 31, 2020, include the impact of net discrete tax gains of $85 million (or $0.12 per diluted common share), related primarily to the release of reserves for uncertain tax positions from audit settlements and expiration of statutes of limitation and excess tax benefits from stock-based compensation, partially offset by a higher tax rate associated with the gain on the divestiture of certain product lines in the Life Sciences segment and changes in estimates associated with prior period uncertain tax positions. Discrete tax adjustments and other tax-related adjustments for the three-month period and year ended December 31, 2019, include the impact of net discrete tax gains of $12 million (or $0.02 per diluted common share) and discrete tax charges of $215 million (or $0.29 per diluted common share), respectively. The discrete tax matters for the three-month period and year ended December 31, 2019 relate primarily to changes in estimates associated with prior period uncertain tax positions and audit settlements, net of the release of valuation allowances associated with certain foreign tax credits and tax benefits resulting from a change in law. The Company anticipates excess tax benefits from stock compensation of approximately $7 million per quarter and therefore excludes benefits in excess of this amount in the calculation of adjusted diluted net earnings per common share from continuing operations.
J    In March 2019, the Company issued $1.65 billion in aggregate liquidation preference of 4.75% MCPS. In May 2020, the Company issued $1.72 billion in aggregate liquidation preference of 5.0% MCPS. Dividends on the 4.75% and 5.0% MCPS are payable on a cumulative basis at an annual rate of 4.75% and 5.0%, respectively, on the liquidation preference of $1,000 per share. Unless earlier converted, each share of 4.75% MCPS will automatically convert on April 15, 2022 into between 6.6563 and 8.1538 shares of Danaher’s common stock, subject to further anti-dilution adjustments. Unless earlier converted, each share of 5.0% MCPS will automatically convert on April 15, 2023 into between 5.0081 and 6.1349 shares of Danaher’s common stock, subject to further anti-dilution adjustments. The number of shares of Danaher’s common stock issuable on conversion of the MCPS will be determined based on the VWAP per share of the Company's common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately before April 15, 2022 and April 15, 2023 for the 4.75% and 5.0% MCPS, respectively. For the purposes of calculating

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)

adjusted earnings per share, the Company has excluded the paid and anticipated MCPS cash dividends and assumed the “if-converted” method of share dilution (the incremental shares of common stock deemed outstanding applying the “if-converted” method of calculating share dilution are referred to as the “Converted Shares”.)

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth in this file should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation’s (“Danaher” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors to:
•with respect to adjusted diluted net earnings per common share, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;
•with respect to core sales, identify underlying growth trends in our business and compare our sales performance with prior and future periods and to our peers; and
•with respect to free cash flow, understand Danaher’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).
We also present core sales on a basis that includes sales attributable to Cytiva (formerly the Biopharma Business of General Electric Company’s (“GE”) Life Sciences business), which Danaher acquired from GE on March 31, 2020. Historically Danaher has calculated core sales solely on a basis that excludes sales from acquired businesses recorded prior to the first anniversary of the acquisition. However, given Cytiva’s significant size and historical core sales growth rate, in each case compared to Danaher’s existing businesses, management believes it is appropriate to also present core sales on a basis that includes Cytiva sales. Management believes this presentation provides useful information to investors by demonstrating the impact Cytiva has on the Company’s current growth profile, rather than waiting to demonstrate such impact 12 months after the acquisition when Cytiva would normally have been included in Danaher’s core sales calculation. Danaher calculates period-to-period core sales growth including Cytiva by adding to the baseline period sales Cytiva’s historical sales from such period (when it was owned by GE, as applicable), net of the sales of the divested product lines and also adding the Cytiva sales to the current period.
Management uses these non-GAAP measures to measure the Company’s operating and financial performance, and uses core sales and non-GAAP measures similar to adjusted diluted net earnings per common share and free cash flow in the Company’s executive compensation program.
•The items we exclude from adjusted diluted net earnings per common share are excluded for the following reasons:
◦Amortization of Intangible Assets. We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.
◦Restructuring Charges. We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of Danaher’s ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time.
◦Other Adjustments. With respect to the other items excluded (as applicable), we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.

•With respect to adjusted average common stock and common equivalent shares outstanding, Danaher’s Mandatory Convertible Preferred Stock (“MCPS”) will mandatorily convert into Danaher common stock on the mandatory conversion date, which is expected to be April 15, 2022 and April 15, 2023 for the 4.75% and 5.0% MCPS, respectively (unless converted or redeemed earlier in accordance with the terms of the applicable certificate of designations). In this file, we use this measure to present the earnings per share-related non-GAAP measures on a basis that assumes the MCPS had already been converted as of the beginning of the applicable period (and accordingly also exclude the dividends that were actually paid on the MCPS during such period, since such dividends would no longer be paid once the MCPS convert). We believe this presentation provides useful information to investors by helping them understand what the net impact will be on Danaher’s earnings per share-related non-GAAP measures once the MCPS convert into Danaher common stock.
•With respect to core sales and core sales including Cytiva, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions (other than Cytiva, in the case of core sales including Cytiva) and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to the free cash flow, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.
•With respect to forecasted core sales and forecasted core sales including Cytiva, we do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
($ in millions, except per share amount)

	As of December 31
	2020	2019
ASSETS
Current assets:
Cash and equivalents	$6,035	$19,912
Trade accounts receivable, less allowance for doubtful accounts of $132 as of December 31, 2020 and $104 as of December 31, 2019	4,045	3,191
Inventories	2,292	1,628
Prepaid expenses and other current assets	1,430	865
Total current assets	13,802	25,596
Property, plant and equipment, net	3,262	2,302
Other long-term assets	2,395	1,721
Goodwill	35,420	22,713
Other intangible assets, net	21,282	9,750
Total assets	$76,161	$62,082
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$11	$212
Trade accounts payable	2,049	1,515
Accrued expenses and other liabilities	5,342	3,205
Total current liabilities	7,402	4,932
Other long-term liabilities	7,789	5,351
Long-term debt	21,193	21,517
Stockholders’ equity:
Preferred stock, no par value, 15.0 million shares authorized; 1.65 million shares of 4.75% Mandatory Convertible Preferred Stock, Series A, issued and outstanding as of December 31, 2020 and December 31, 2019; 1.72 million shares of 5.00% Mandatory Convertible Preferred Stock, Series B, issued and outstanding as of December 31, 2020 and no shares issued or outstanding as of December 31, 2019	3,268	1,600
Common stock - $0.01 par value, 2.0 billion shares authorized; 851.3 million issued and 711.0 million outstanding as of December 31, 2020; 835.5 million issued and 695.5 million outstanding as of December 31, 2019	9	8
Additional paid-in capital	9,698	7,565
Retained earnings	27,159	24,166
Accumulated other comprehensive income (loss)	(368)	(3,068)
Total Danaher stockholders’ equity	39,766	30,271
Noncontrolling interests	11	11
Total stockholders’ equity	39,777	30,282
Total liabilities and stockholders’ equity	$76,161	$62,082
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
($ and shares in millions, except per share amounts)

	Three-Month Period Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Sales	$6,760	$4,868	$22,284	$17,911
Cost of sales	(2,806)	(2,164)	(9,809)	(7,927)
Gross profit	3,954	2,704	12,475	9,984
Operating costs:
Selling, general and administrative expenses	(1,957)	(1,449)	(6,896)	(5,589)
Research and development expenses	(396)	(294)	(1,348)	(1,126)
Operating profit	1,601	961	4,231	3,269
Nonoperating income (expense):
Other income (expense), net	35	(2)	39	12
Gain on sale of product lines	—	—	455	—
Loss on early extinguishment of borrowings	(26)	(7)	(26)	(7)
Interest expense	(72)	(44)	(275)	(108)
Interest income	4	67	71	139
Earnings from continuing operations before income taxes	1,542	975	4,495	3,305
Income taxes	(301)	(182)	(849)	(873)
Net earnings from continuing operations	1,241	793	3,646	2,432
Earnings from discontinued operations, net of income taxes	—	482	—	576
Net earnings	1,241	1,275	3,646	3,008
Mandatory convertible preferred stock dividends	(41)	(19)	(136)	(68)
Net earnings attributable to common stockholders	$1,200	$1,256	$3,510	$2,940
Net earnings per common share from continuing operations:
Basic	$1.69	$1.08	$4.97	$3.31
Diluted	$1.66	$1.07	$4.89	$3.26
Net earnings per common share from discontinued operations:
Basic	$—	$0.67	$—	$0.81
Diluted	$—	$0.66	$—	$0.79
Net earnings per common share:
Basic	$1.69	$1.75	$4.97	$4.11	*
Diluted	$1.66	$1.73	$4.89	$4.05
Average common stock and common equivalent shares outstanding:
Basic	711.6	716.1	706.2	715.0
Diluted	724.5	726.3	718.7	725.5
*    Net earnings per common share amount does not add due to rounding.
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
($ in millions)

	Year Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net earnings	$3,646	$3,008
Less: earnings from discontinued operations, net of income taxes	—	576
Net earnings from continuing operations	3,646	2,432
Noncash items:
Depreciation	637	564
Amortization of intangible assets	1,138	625
Amortization of acquisition-related inventory fair value step-up	457	—
Stock-based compensation expense	187	159
Pretax gain on sale of product lines	(455)	—
Change in deferred income taxes	518	(415)
Change in trade accounts receivable, net	(264)	(157)
Change in inventories	(123)	(22)
Change in trade accounts payable	227	18
Change in prepaid expenses and other assets	102	48
Change in accrued expenses and other liabilities	145	405
Total operating cash provided by continuing operations	6,215	3,657
Total operating cash (used in) provided by discontinued operations	(7)	295
Net cash provided by operating activities	6,208	3,952
Cash flows from investing activities:
Cash paid for acquisitions	(20,971)	(331)
Payments for additions to property, plant and equipment	(791)	(636)
Proceeds from sales of property, plant and equipment	2	13
Payments for purchases of investments	(342)	(241)
Proceeds from sales of investments	13	—
Proceeds from sale of product lines	826	—
All other investing activities	24	29
Total investing cash used in continuing operations	(21,239)	(1,166)
Total investing cash used in discontinued operations	—	(72)
Net cash used in investing activities	(21,239)	(1,238)
Cash flows from financing activities:
Proceeds from the issuance of common stock in connection with stock-based compensation	153	130
Proceeds from the public offering of common stock, net of issuance costs	1,729	1,443
Proceeds from the public offering of preferred stock, net of issuance costs	1,668	1,600
Net proceeds from the sale of Envista Holdings Corporation common stock, net of issuance costs	—	643
Payment of dividends	(615)	(527)
Net (repayments of) proceeds from borrowings (maturities of 90 days or less)	(4,637)	2,802
Proceeds from borrowings (maturities longer than 90 days)	8,670	12,113
Repayments of borrowings (maturities longer than 90 days)	(5,933)	(1,565)
Make-whole premiums to redeem borrowings prior to maturity	(29)	(7)
All other financing activities	—	(43)
Total financing cash provided by continuing operations	1,006	16,589
Cash distributions to Envista Holdings Corporation, net	—	(224)
Net cash provided by financing activities	1,006	16,365
Effect of exchange rate changes on cash and equivalents	148	45
Net change in cash and equivalents	(13,877)	19,124
Beginning balance of cash and equivalents	19,912	788
Ending balance of cash and equivalents	$6,035	$19,912

Supplemental disclosure:
Shares redeemed through the split-off of Envista Holdings Corporation (22.9 million shares held as Treasury shares)	$—	$3,452
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (unaudited)
($ in millions)

	Three-Month Period Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Sales:
Life Sciences	$3,361	$1,916	$10,576	$6,951
Diagnostics	2,227	1,804	7,403	6,561
Environmental & Applied Solutions	1,172	1,148	4,305	4,399
Total	$6,760	$4,868	$22,284	$17,911

Operating Profit:
Life Sciences	$811	$405	$2,054	$1,401
Diagnostics	586	352	1,538	1,134
Environmental & Applied Solutions	272	291	979	1,052
Other	(68)	(87)	(340)	(318)
Total	$1,601	$961	$4,231	$3,269

Operating Profit Margins:*
Life Sciences	24.1%	21.2%	19.4%	20.2%
Diagnostics	26.3%	19.5%	20.8%	17.3%
Environmental & Applied Solutions	23.2%	25.3%	22.7%	23.9%
Total	23.7%	19.8%	19.0%	18.3%
*    Operating profit margins for 2019 are calculated using whole dollars to agree to prior year reported amounts.
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.